As filed with the Securities and Exchange Commission on February 12, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2706637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13785 Research Blvd., Suite 150 Austin, Texas	78750
(Address of Principal Executive Offices)	(Zip Code)

Q2 Holdings, Inc. 2014 Equity Incentive Plan
(Full title of the plan)

Matthew P. Flake
President and Chief Executive Officer
13785 Research Blvd., Suite 150
Austin, Texas 78750
(Name and address of agent for service)

(512) 275-0072
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value per share:
—To be issued under the 2014 Equity Incentive Plan	1,750,013	(2)	$17.01	(3)	$29,767,721.13	$2,997.62
Total	1,750,013		N/A		$29,767,721.13	$2,997.62

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Q2 Holdings, Inc. (the “Registrant”) common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents annual increase on January 1, 2016 to the number of shares of Registrant’s common stock reserved for issuance under the 2014 Plan as provided for in the 2014 Plan.

(3)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $17.01 per share, which represents the average of the high and low price per share of the Registrant’s common stock on February 8, 2016 as reported on the New York Stock Exchange.

Registration of Additional Securities Pursuant to General Instruction E

This Registration Statement on Form S-8 registers an additional 1,750,013 shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2014 Plan. Accordingly, the contents of the Registration Statements on Form S-8 relating to the 2014 Plan previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 15, 2014 (File No. 333-195981) and February 13, 2015 (File No. 333-202062) are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

Information Required in the Registration Statement
Item 3. Incorporation of documents by reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.
The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015 filed with the Commission on February 12, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

b.	All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

c.
The description of the Registrant’s common stock, par value $0.0001, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36350) filed with the Commission on March 12, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of directors and officers
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

The Registrant’s amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws further provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also authorize the Registrant to indemnify any of its employees or agents and authorize the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, The Registrant’s amended and restated bylaws provide that the Registrant is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.
Additionally, the Registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law and the Registrant’s amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person’s services as the Registrant’s director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant also maintains directors’ and officers’ liability insurance.
Reference is made to the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement on Form S-1 (Registration No. 333-193911), as amended, declared effective by the Commission on March 19, 2014, and the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement on Form S-1 (Registration No. 333-202109), as amended, declared effective by the Commission on February 26, 2015, and the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement on Form S-3 (Registration No. 333-206869), as amended, declared effective by the Commission on September 24, 2015, pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.
Item 8. Exhibits
See the Index to Exhibits immediately following the signature pages to this Registration Statement on Form S-8, which is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 12th day of February, 2016.

Q2 HOLDINGS, INC.

By:	/s/ Matthew P. Flake

Matthew P. Flake
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
That the undersigned officers and directors of Q2 Holdings, Inc., a Delaware corporation, do hereby constitute and appoint Matthew P. Flake and Jennifer N. Harris, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on February 12, 2016.

Signature	Title	Date

/s/ Matthew P. Flake	President, Chief Executive Officer and Director	February 12, 2016
Matthew P. Flake	(Principal Executive Officer)

/s/ Jennifer N. Harris	Chief Financial Officer	February 12, 2016
Jennifer N. Harris	(Principal Financial and Accounting Officer)

/s/ R. H. “Hank” Seale, III	Executive Chairman of the Board of Directors	February 12, 2016
R. H. “Hank” Seale, III

/s/ Michael M. Brown	Director	February 12, 2016
Michael M. Brown

/s/ Jeffrey T. Diehl	Director	February 12, 2016
Jeffrey T. Diehl

/s/ Charles T. Doyle	Director	February 12, 2016
Charles T. Doyle

/s/ Michael J. Maples, Sr.	Director	February 12, 2016
Michael J. Maples, Sr.

/s/ James R. Offerdahl	Director	February 12, 2016
James R. Offerdahl

/s/ Carl James Schaper	Director	February 12, 2016
Carl James Schaper

Number	Exhibit

4.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193911), declared effective by the Securities and Exchange Commission on March 19, 2014).

4.2
Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193911), declared effective by the Securities and Exchange Commission on March 19, 2014).

4.3
2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193911), declared effective by the Securities and Exchange Commission on March 19, 2014).

5.1*	Opinion and consent of DLA Piper LLP (US).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

* Filed herewith